Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Brandi Martin	Investors:	Lisa Capodici
	(614) 757-3383		(614) 757-5035
	brandi.martin@cardinalhealth.com		lisa.capodici@cardinalhealth.com
Cardinal Health Reports Second Quarter Results for Fiscal Year 2019

•	Revenue increased 7 percent to $37.7 billion

•	GAAP[1] operating earnings increased 26 percent to $504 million, and non-GAAP operating earnings decreased 13 percent to $637 million

•	GAAP diluted earnings per share decreased 72 percent to $0.93, and non-GAAP diluted earnings per share decreased 15 percent to $1.29

•	Company raises FY19 guidance

DUBLIN, Ohio, February 7, 2019 - Cardinal Health (NYSE: CAH) today reported second quarter fiscal year 2019 revenues of $37.7 billion, an increase of 7 percent. The company also reported growth in GAAP operating earnings of 26 percent to $504 million and a decrease in non-GAAP operating earnings of 13 percent to $637 million. GAAP diluted earnings per share (EPS) were $0.93, a decrease of 72 percent. This decrease reflects $2.83 of transitional tax benefits in the prior-year quarter related to the enactment of U.S. tax reform. Non-GAAP diluted EPS decreased 15 percent to $1.29.

“Overall, results this quarter came in ahead of our expectations led by the Pharmaceutical segment,” said Mike Kaufmann, CEO of Cardinal Health. “We are making good progress on our strategic initiatives to drive future growth and are well-positioned to exceed our cost-savings targets for the enterprise. As a result, we are raising our guidance for the full fiscal year.”

Q2 FY19 summary

	Q2 FY19		Q2 FY18		Y/Y
Revenue	$37.7	billion	$35.2	billion	7%
Operating earnings	$504	million	$399	million	26%
Non-GAAP operating earnings	$637	million	$730	million	(13)%
Net earnings attributable to Cardinal Health, Inc.	$280	million	$1.1	billion	(73)%
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$385	million	$478	million	(19)%
Diluted EPS attributable to Cardinal Health, Inc.	$0.93		$3.33		(72)%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.29		$1.51		(15)%

Tax rate

During the second quarters of fiscal 2019 and 2018, GAAP effective tax rates were 31.0 percent and (231.9) percent, respectively, and non-GAAP effective tax rates were 28.5 percent and 26.2 percent, respectively.

The change in the GAAP effective tax rate is primarily attributable to transitional tax benefits of $2.83 per share from the U.S. Tax Cuts and Jobs Act (“Tax Act”) recorded during the second quarter of fiscal 2018. These benefits reflected the re-measurement of the company’s net U.S. deferred tax liabilities and assets at the lower federal rate, partially offset by the required U.S. repatriation tax on undistributed foreign earnings. These transitional tax benefits have been excluded from the company’s reported non-GAAP earnings.

Cardinal Health

Fiscal year 2019 outlook
The company does not provide GAAP EPS outlook because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.
The company is raising its fiscal 2019 non-GAAP EPS guidance to the range of $4.97 to $5.17 from the range of $4.90 to $5.15.
Segment results
Pharmaceutical segment
Second quarter revenue for the Pharmaceutical segment increased 8 percent to $33.7 billion due to sales growth from Pharmaceutical Distribution and Specialty Solutions customers, partially offset by the divestiture of the China distribution business.

Segment profit for the quarter decreased 14 percent to $443 million, which reflects the negative impact from the company’s generics program performance, partially offset by Specialty Solutions performance.

	Q2 FY19		Q2 FY18		Y/Y
Revenue	$33.7	billion	$31.1	billion	8%
Segment profit	$443	million	$514	million	(14)%
Medical segment
Second quarter revenue for the Medical segment was down one percent due to the divestitures of the China distribution and naviHealth businesses, offset by growth from existing customers.

Medical segment profit decreased 14 percent to $188 million, which reflects the increased costs related to Cardinal Health Brand products as well as the divestitures of the China distribution and naviHealth businesses. This was partially offset by the beneficial comparison to the prior-year fair value step-up of inventory acquired with the Patient Recovery business.

	Q2 FY19		Q2 FY18		Y/Y
Revenue	$4.0	billion	$4.0	billion	(1)%
Segment profit	$188	million	$220	million	(14)%

Additional second quarter and recent highlights

•
Cardinal Health board of directors approved a quarterly dividend of $0.4763 per share. The dividend will be payable on April 15, 2019 to shareholders of record at the close of business on April 1, 2019

•	Cardinal Health announced Brian Rice as EVP, Chief Information Officer and Customer Support Services

•	Cardinal Health board of directors elected J. Michael Losh as an independent director serving as chairman of the Audit Committee

•
The Cardinal Health Foundation announced a $530,000 grant to the Ohio Hospital Association (OHA) to identify and deploy best opioid prescribing practices for pain management among OHA member hospitals across the state

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss second quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available on the Cardinal Health website at ir.cardinalhealth.com until February 6, 2020.

Cardinal Health

Upcoming webcasted investor events

•	Barclays Global Healthcare Conference on March 13 at 8:30 a.m. Eastern in Miami Beach, Fla.

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products, pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. To help combat prescription drug abuse, the company and its education partners created Generation Rx, a national drug education and awareness program. Backed by nearly 100 years of experience, with approximately 50,000 employees in nearly 46 countries, Cardinal Health ranks #14 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter, @cardinalhealthwings on Facebook and connect on LinkedIn at linkedin.com/ company/cardinal-health.

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release, and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals, including decreased branded inflation and possible branded price reductions; risks associated with our ability to stabilize the performance of and reduce costs associated with our Cordis business; risks associated with the acquisition of the Patient Recovery business, including the ability to successfully integrate the acquired businesses and the ability to achieve the expected synergies and accretion in earnings; the risk of non-renewal under our contracts with CVS Health or one or more other key customer or supplier arrangements or changes to the pricing or other terms of or level of purchases under those arrangements; uncertainties due to government health care reform including federal health care reform legislation or administrative action; changes in the distribution patterns or reimbursement rates for health care products and services; risks associated with the distribution of opioids, including the cost and risk of ongoing investigations and lawsuits by certain governmental and regulatory authorities as well as private plaintiffs, the potential financial impact of enacted and possible taxes or other assessments on the sale of opioids, and potential reputational or operational harm; and changes in foreign currency rates and the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This presentation reflects management's views as of Feb. 7, 2019. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Second Quarter			Year-to-Date
(in millions, except per common share amounts)	2019	2018	% Change	2019	2018	% Change
Revenue	$37,740	$35,186	7%	$72,953	$67,827	8%
Cost of products sold	36,010	33,325	8%	69,556	64,294	8%
Gross margin	1,730	1,861	(7)%	3,397	3,533	(4)%

Operating expenses:
Distribution, selling, general and administrative expenses	1,064	1,131	(6)%	2,219	2,193	1%
Restructuring and employee severance	12	21	N.M.	44	153	N.M.
Amortization and other acquisition-related costs	157	184	N.M.	314	368	N.M.
Impairments and (gain)/loss on disposal of assets, net	8	68	N.M.	(503)	68	N.M.
Litigation (recoveries)/charges, net	(15)	58	N.M.	3	90	N.M.
Operating earnings	504	399	26%	1,320	661	100%

Other (income)/expense, net	21	(5)	N.M.	25	(4)	N.M.
Interest expense, net	76	87	(13)%	152	168	(10)%
Loss on extinguishment of debt	—	—	N.M.	—	2	N.M.
Earnings before income taxes	407	317	28%	1,143	495	131%

Provision for/(benefit from) income taxes	126	(736)	(117)%	269	(675)	(140)%
Net earnings	281	1,053	(73)%	874	1,170	(25)%

Less: Net earnings attributable to noncontrolling interests	(1)	—	N.M.	(1)	(2)	N.M.
Net earnings attributable to Cardinal Health, Inc.	$280	$1,053	(73)%	$873	$1,168	(25)%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$0.94	$3.35	(72)%	$2.90	$3.70	(22)%
Diluted	0.93	3.33	(72)%	2.88	3.68	(22)%

Weighted-average number of common shares outstanding:
Basic	299	315		302	315
Diluted	300	316		303	317

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	December 31, 2018	June 30, 2018
Assets
Current assets:
Cash and equivalents	$2,182	$1,763
Trade receivables, net	7,932	7,800
Inventories, net	13,037	12,308
Prepaid expenses and other	1,940	1,926
Assets held for sale	—	756
Total current assets	25,091	24,553

Property and equipment, net	2,376	2,487
Goodwill and other intangibles, net	11,973	12,229
Other assets	1,022	682
Total assets	$40,462	$39,951

Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,610	$19,677
Current portion of long-term obligations and other short-term borrowings	1,450	1,001
Other accrued liabilities	1,764	2,002
Liabilities related to assets held for sale	—	213
Total current liabilities	23,824	22,893

Long-term obligations, less current portion	7,599	8,012
Deferred income taxes and other liabilities	2,996	2,975

Redeemable noncontrolling interests	—	12

Total shareholders’ equity	6,043	6,059
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$40,462	$39,951

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Second Quarter		Year-to-Date
(in millions)	2019	2018	2019	2018
Cash flows from operating activities:
Net earnings	$281	$1,053	$874	$1,170

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	253	291	498	520
Impairments and (gain)/loss on sale of other investments	—	—	2	6
Impairments and (gain)/loss on disposal of assets, net	8	67	(503)	68
Share-based compensation	22	23	41	40
Provision for bad debts	19	19	40	31
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
(Increase)/decrease in trade receivables	111	(258)	(191)	(617)
Increase in inventories	(575)	(614)	(753)	(995)
Increase/(decrease) in accounts payable	382	811	941	2,107
Other accrued liabilities and operating items, net	(129)	(1,113)	(213)	(870)
Net cash provided by operating activities	372	279	736	1,460

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(21)	(2)	(21)	(6,141)
Additions to property and equipment	(58)	(101)	(116)	(168)
Purchase of available-for-sale securities and other investments	(6)	(3)	(10)	(6)
Proceeds from sale of available-for-sale securities and other investments	—	1	1	65
Proceeds from maturities of available-for-sale securities	—	—	1	—
Proceeds from divestitures, net of cash sold, and disposal of property and equipment held for sale	—	—	740	1
Net cash provided by/(used in) investing activities	(85)	(105)	595	(6,249)

Cash flows from financing activities:
Payment of contingent consideration obligation	—	(2)	—	(17)
Net change in short-term borrowings	—	161	—	155
Purchase of noncontrolling interests	—	(103)	—	(106)
Proceeds from long-term obligations, net of issuance costs	—	3	—	3
Reduction of long-term obligations	(1)	(1)	(2)	(403)
Net tax proceeds/(withholdings) from share-based compensation	—	2	(13)	(16)
Dividends on common shares	(143)	(146)	(293)	(296)
Purchase of treasury shares	—	—	(600)	(150)
Net cash used in financing activities	(144)	(86)	(908)	(830)

Effect of exchange rates changes on cash and equivalents	(6)	(2)	(4)	7
Change in cash held for sale	—	(18)	—	(18)

Net increase/(decrease) in cash and equivalents	137	68	419	(5,630)
Cash and equivalents at beginning of period	2,045	1,181	1,763	6,879
Cash and equivalents at end of period	$2,182	$1,249	$2,182	$1,249

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Second Quarter

(in millions)	2019	2018	(in millions)	2019	2018
Pharmaceutical			Medical

Revenue			Revenue
Amount	$33,740	$31,146	Amount	$4,006	$4,044
Growth rate	8%	5%	Growth rate	(1)%	19%

Segment profit			Segment profit
Amount	$443	$514	Amount	$188	$220
Growth rate	(14)%	(4)%	Growth rate[1]	(14)%	38%
Segment profit margin	1.31%	1.65%	Segment profit margin	4.70%	5.43%

Year-to-Date

(in millions)	2019	2018	(in millions)	2019	2018
Pharmaceutical			Medical

Revenue			Revenue
Amount	$65,155	$60,066	Amount	$7,807	$7,768
Growth rate	8%	3%	Growth rate	1%	16%

Segment profit			Segment profit
Amount	$851	$981	Amount	$323	$348
Growth rate	(13)%	(8)%	Growth rate[1]	(7)%	22%
Segment profit margin	1.31%	1.63%	Segment profit margin	4.14%	4.48%
1Segment profit for the three and six months ended December 31, 2017 includes a $22 million and $64 million impact, respectively, from the roll-out of the inventory fair value step up related to the Patient Recovery acquisition.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

				Operating	Earnings	Provision
		SG&A2		Earnings	Before	for		Net	Effective		Diluted
		Growth	Operating	Growth	Income	Income	Net	Earnings[3]	Tax	Diluted	EPS[3]
(in millions, except per common share amounts)	SG&A2	Rate	Earnings	Rate	Taxes	Taxes	Earnings[3]	Growth Rate	Rate	EPS[3]	Growth Rate
	Second Quarter 2019
GAAP	$1,064	(6)%	$504	26%	$407	$126	$280	(73)%	31.0%	$0.93	(72)%
State opioid assessment related to prior fiscal years	29		(29)		(29)	(8)	(21)			(0.07)
Restructuring and employee severance	—		12		12	3	9			0.03
Amortization and other acquisition-related costs	—		157		157	39	119			0.40
Impairments and (gain)/loss on disposal of assets, net	—		8		8	1	7			0.02
Litigation (recoveries)/charges, net	—		(15)		(15)	(4)	(11)			(0.04)
Transitional tax benefit, net[5]	—		—		—	(3)	3			0.01
Non-GAAP	$1,093	(3)%	$637	(13)%	$540	$154	$385	(19)%	28.5%	$1.29	(15)%

	Second Quarter 2018
GAAP	$1,131	24%	$399	(26)%	$317	$(736)	$1,053	225%	(231.9)%	$3.33	226%
Restructuring and employee severance	—		21		21	(2)	23			0.07
Amortization and other acquisition-related costs	—		184		184	41	143			0.46
Impairments and (gain)/loss on disposal of assets, net	—		68		68	(43)	111			0.35
Litigation (recoveries)/charges, net	—		58		58	17	41			0.13
Transitional tax benefit, net[5]	—		—		—	894	(894)			(2.83)
Non-GAAP	$1,131	24%	$730	4%	$648	$171	$478	12%	26.2%	$1.51	13%

	Year-to-Date 2019
GAAP	$2,219	1%	$1,320	100%	$1,143	$269	$873	(25)%	23.5%	$2.88	(22)%
Restructuring and employee severance	—		44		44	11	33			0.11
Amortization and other acquisition-related costs	—		314		314	74	240			0.79
Impairments and (gain)/loss on disposal of assets, net[4]	—		(503)		(503)	(133)	(370)			(1.22)
Litigation (recoveries)/charges, net	—		3		3	—	3			0.01
Transitional tax benefit, net[5]	—		—		—	(3)	3			0.01
Non-GAAP	$2,219	1%	$1,178	(12)%	$1,001	$218	$782	(5)%	21.8%	$2.58	(1)%

	Year-to-Date 2018
GAAP	$2,193	20%	$661	(39)%	$495	$(675)	$1,168	85%	(136.6)%	$3.68	87%
Restructuring and employee severance	—		153		153	45	108			0.34
Amortization and other acquisition-related costs	—		368		368	98	270			0.85
Impairments and (gain)/loss on disposal of assets, net	—		68		68	(43)	111			0.35
Litigation (recoveries)/charges, net	—		90		90	30	60			0.19
Loss on extinguishment of debt	—		—		2	1	1			—
Transitional tax benefit, net[5]	—		—		—	894	(894)			(2.82)
Non-GAAP	$2,193	20%	$1,340	(2)%	$1,175	$350	$823	—%	29.7%	$2.60	1%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3attributable to Cardinal Health, Inc.
4Year-to-date 2019 includes a $508 million gain ($378 million after-tax) related to the naviHealth divestiture.
5Reflects the net transitional benefit from the re-measurement of our deferred tax assets and liabilities partially offset by the repatriation tax on cash and earnings of foreign subsidiaries.
The sum of the components may not equal the total due to rounding.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, evaluate the balance sheet, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this earnings release for its own and for investors’ assessment of the business for the reasons identified below:

•
LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•
State opioid assessment related to prior fiscal years is the portion of the New York State assessment for prescription opioid medications that were sold or distributed in periods prior to fiscal 2019. This portion was excluded from non-GAAP financial measures because it related to sales in prior fiscal years and inclusion would have obscured analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while the New York law would have required us to make payments on an ongoing basis, the portion of the assessment related to sales in periods prior to fiscal 2019 was contemplated to be a one-time, nonrecurring item. In December 2018, this assessment was declared unconstitutional. The charges we had previously recorded for the assessment related to periods prior to fiscal 2019 were reversed in the second quarter of our fiscal 2019 and also excluded from non-GAAP financial measures.

•	Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.

•
Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded primarily for consistency with the presentation of the financial results of our peer group companies. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•
Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.

•
Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.

•
Loss on extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

•
Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2019 GAAP results. Over the past five years, the excluded items have lowered the Company’s EPS from $0.47 to $4.19, which includes a goodwill impairment charge of $4.36 per share related to our Medical segment that we recognized in fiscal 2018. Additionally, the excluded items for the fiscal 2019 year-to-date period have increased the Company's EPS by $0.30, which includes a $508 million gain ($378 million after-tax) related to the naviHealth divestiture.

Definitions

Growth rate calculation: growth rates in this earnings release are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding state opioid assessment related to prior fiscal years.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, and (6) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, and (7) loss on extinguishment of debt.
Non-GAAP effective tax rate: (provision for income taxes adjusted for (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, (7) loss on extinguishment of debt, and (8) transitional tax benefit, (net) divided by (earnings before income taxes adjusted for the first seven items).
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, (7) loss on extinguishment of debt, each net of tax, and (8) transitional tax benefit, net.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.